Exhibit 10.6

EXECUTION VERSION

JPMorgan Chase Bank, National Association

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

September 16, 2010

To:	Volcano Corporation
3661 Valley Centre Drive, Suite 200
San Diego, California 92130
	Attention:	John Dahldorf
	Telephone No.:	(858) 720-4112
	Facsimile No.:	(858) 720-0383

Re:	Additional Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”) and Volcano Corporation (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Prospectus dated September 13, 2010, as supplemented by the Prospectus Supplement dated September 14, 2010 (as so supplemented, the “Prospectus”) relating to the 2.875% Convertible Senior Notes due September 1, 2015 (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 100 million (as increased by up to an aggregate principal amount of USD 15 million if and to the extent that the Underwriter (as defined herein) exercises its option to purchase additional Convertible Notes pursuant to the Underwriting Agreement (as defined herein)) pursuant to an indenture to be dated September 20, 2010 between Counterparty and Wells Fargo Bank, National Association, as trustee (the “Base Indenture”), as supplemented by a supplemental indenture thereto to be dated September 20, 2010 between Counterparty and Wells Fargo Bank, National Association, as trustee (such supplemental indenture, the “Supplemental Indenture,” and the Base Indenture, as so supplemented, the “Indenture”). In the event of any inconsistency between the terms defined in the Prospectus, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Prospectus. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Prospectus, the descriptions thereof in the Prospectus will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Supplemental Indenture last reviewed by JPMorgan as of the date of this Confirmation, and if any such section numbers are changed in the Supplemental Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Base Indenture or the Supplemental Indenture herein are references to the Base Indenture or the Supplemental Indenture, as the case may be, as in effect on the date hereof, and if either the Base Indenture or the Supplemental Indenture is amended following such date, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between JPMorgan and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if JPMorgan and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), and (ii) the election that the provisions of Section 5(a)(vi) of the Agreement shall apply to JPMorgan; provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi); (b) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”; (c) “Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business; and (d) “Threshold Amount” means in relation to JPMorgan, three percent (3%) of shareholders’ equity of JPMorgan Chase & Co. (“Dealer Parent”)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	September 16, 2010

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	JPMorgan

Shares:	The common stock of Counterparty, par value USD 0.001 per share (Exchange symbol “VOLC”).

Number of Options:	15,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Option Entitlement:	33.7339

Strike Price:	USD 29.6438

Premium:	USD 3,610,860.00

Premium Payment Date:	The closing date of the Convertible Notes issued upon exercise by the Underwriter (as defined below) of its option to purchase additional Convertible Notes pursuant to the Underwriting Agreement (as defined below).

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Sections 10.06 and 10.07 of the Supplemental Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Supplemental Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 10.02 of the Supplemental Indenture; provided that if Counterparty has elected to designate a financial institution to deliver the consideration due upon any conversion of a Convertible Note in exchange for such Convertible Note (an “Exchange Election” ) pursuant to Section 10.10 of the Supplemental Indenture and such financial institution accepts such Convertible Note (an “Excluded Convertible Note”), then in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to such conversion, unless, subject to Counterparty’s obligation to deliver to JPMorgan a Notice of Exercise in accordance with “Notice of Exercise” below, such financial institution informs Counterparty that it will not honor such exchange and Counterparty shall be obligated, pursuant to the Supplemental Indenture, to deliver the amounts due upon conversion. For the avoidance of doubt, except as set forth in the preceding sentence, Counterparty will not provide JPMorgan with a Notice of Exercise with respect to any Excluded Convertible Notes, and such Excluded Convertible Notes may subsequently trigger the exercise of Options hereunder if such Excluded Convertible Notes are resubmitted for conversion in accordance with the terms of the Supplemental Indenture (and are not subject to a subsequent Exchange Election).

Free Convertibility Date:	June 1, 2015

Expiration Time:	The Valuation Time

Expiration Date:	September 1, 2015, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date, a number of Options equal to (i) the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion Date under the Base Call Option Transaction Confirmation letter agreement dated September 14, 2010 between JPMorgan and Counterparty (the “Base Call Option Confirmation”), shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to JPMorgan in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options, Counterparty must notify JPMorgan in writing before (i) 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised, or (ii) 5:00 p.m. (New York City time) on the fifth Scheduled Valid Day immediately following the scheduled first day of the Settlement Averaging Period for the Options being exercised (in which case the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by JPMorgan in connection with its hedging activities (including the unwinding of any hedge position) due to such notification occurring after the time specified in the immediately preceding clause (i)) of (A) the number of such Options (without regard to any adjustments by the Calculation Agent in accordance with the immediately preceding clause (ii)) and (B) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date; provided that, notwithstanding the immediately preceding clause (i), in respect of Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, such notice may be given on or prior to the Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of such Options.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than a one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	Net Share Settlement

Net Share Settlement:	JPMorgan will deliver to Counterparty, on the relevant Settlement Date, a number of Shares equal to the Net Shares in respect of any Option exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

Net Shares:	In respect of any Option exercised or deemed exercised, a number of Shares equal to (A) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Option, of (x) the Option Entitlement on such Valid Day multiplied by (y) the Relevant Price on such Valid Day less the Strike Price, divided by (z) such Relevant Price, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation contained in clause (y) above results in a negative number, such number shall be replaced with the number “zero”.

JPMorgan will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page VOLC <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening of trading on the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted method.

Settlement Averaging Period:	For any Option:

(i) if the related Conversion Date occurs prior to the Free Convertibility Date, the 25 consecutive Valid Days commencing on, and including, the third Valid Day following such Conversion Date; or

(ii)    if the related Conversion Date occurs on or following the Free Convertibility Date, the 25 consecutive Valid Days commencing on, and including, the 27th Scheduled Valid Day (or the immediately following Valid Day, if such Scheduled Valid Day is not a Valid Day) immediately prior to the Expiration Date.

Settlement Date:	For any Option, the date Shares will be delivered under the terms of the Supplemental Indenture with respect to the Convertible Note related to such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Option means that Net Share Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws.

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment to the Conversion Rate (as defined in the Supplemental Indenture) of the Convertible Notes.

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make an adjustment to the terms relevant to the exercise, settlement or payment for the Transaction corresponding to the adjustments under the Supplemental Indenture; provided that, notwithstanding the foregoing, if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Sections 10.05(h), (i) and (j) of the Supplemental Indenture
or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets) or constitutes a manifest error, then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option
Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner.

Dilution Adjustment Provisions:	Sections 10.05(a), (b), (c), (d), (e), (h), (i), (j) and (l) of the Supplemental Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 10.08 of the Supplemental Indenture.

Consequence of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Supplemental Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, then Cancellation and Payment (Calculation Agent Determination) shall apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); provided further that if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions shall be amended by inserting, at the end thereof, the words “after using commercially reasonable efforts to avoid such increased cost” and Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Hedge Positions”.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)    Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, JPMorgan.

Determining Party:	For all applicable Extraordinary Events, JPMorgan.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.	JPMorgan, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.

5. Account Details.

6. Offices.

(a) The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b) The Office of JPMorgan for the Transaction is: London

JPMorgan Chase Bank, National Association London Branch P.O. Box 161
60 Victoria Embankment London EC4Y 0JP England

7. Notices.

(a) Address for notices or communications to Counterparty:

Volcano Corporation
3661 Valley Centre Drive, Suite 200 San Diego, California 92130 Attention: John Dahldorf
Telephone No.: (858) 720-4112
Facsimile No.: (858) 720-0383

(b)	Address for notices or communications to JPMorgan:

JPMorgan Chase Bank, National Association
4 New York Plaza, Floor 18 New York, NY 10004-2413
	Attention:	Mariusz Kwasnik
	Title:	Operations Analyst, EDG Corporate Marketing
	Telephone No:	(212) 623-7223
	Facsimile No:	(212) 623-7719

8. Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 3 of the Underwriting Agreement (the “Underwriting Agreement”), dated as of September 14, 2010, between Counterparty and J.P. Morgan Securities LLC (the “Underwriter”) as representative of the several Underwriters party thereto, are true and correct and are hereby deemed to be repeated to JPMorgan as if set forth herein. In lieu of the representations and warranties set forth in Section 3(a) of the Agreement, Counterparty hereby further represents and warrants to JPMorgan on the date hereof and on and as of the Premium Payment Date that:

(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of (i) the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, (ii) any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or (iii) any agreement or instrument filed as an exhibit to, or incorporated by reference therein, Counterparty’s Form 10-K filed on March 5, 2010, Counterparty’s Form 10-Q filed on May 7, 2010, Counterparty’s Form 10-Q filed on August 5, 2010 or, solely with respect to any such agreement or instrument dated as of or prior to the date hereof or the Premium Payment Date, as the case may be, Counterparty’s Form 10-Q to be filed for the quarter ending September 30, 2010, in each case, with the Securities and Exchange Commission, to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	To Counterparty’s knowledge, after due inquiry, no consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	Counterparty is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(12)(C) of the Commodity Exchange Act).

(f)	Counterparty is not, on the date hereof, aware of any material non-public information with respect to Counterparty or the Shares.

9. Other Provisions.

(a)	Opinions. Counterparty shall deliver to JPMorgan an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation (subject to customary exceptions and qualifications). Delivery of such opinion to JPMorgan shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of JPMorgan under Section 2(a)(i) of the Agreement.

(b)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give JPMorgan a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Notice Percentage as determined on such day is (i) greater than 8.1% or (ii) thereafter greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice; provided that Counterparty shall have publicly disclosed such information prior to the time of such Repurchase Notice if and to the extent that it would have constituted material non-public information in respect of Counterparty, the Shares or otherwise. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the sum of (x) the product of the Number of Options and the Option Entitlement and (y) the aggregate number of Shares underlying any other call option transaction sold by JPMorgan to Counterparty and the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless JPMorgan and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to JPMorgan’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which an Indemnified Person may become subject under applicable securities laws (including, without limitation, Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as a result of Counterparty’s failure to provide JPMorgan with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide JPMorgan with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than the distribution of the Convertible Notes. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution other than as described in this paragraph.

(d)	No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that JPMorgan may impose, including but not limited, to the following conditions:

(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(m) or 9(r) of this Confirmation;

(B)	Any Transfer Options shall be transferred or assigned only to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of JPMorgan, will not expose JPMorgan to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to JPMorgan;

(D)	JPMorgan will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that JPMorgan would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by JPMorgan to permit JPMorgan to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable out-of-pocket costs and expenses, including reasonable counsel fees, incurred by JPMorgan in connection with such transfer or assignment.

(ii)	JPMorgan may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to (x) any third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (1) the credit rating of JPMorgan at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and JPMorgan or (y) an affiliate of JPMorgan whose obligations hereunder would be guaranteed by Dealer Parent. If at any time at which (A) the Section 16 Percentage exceeds 8.0%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), JPMorgan is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to JPMorgan and within a time period reasonably acceptable to JPMorgan such that no Excess Ownership Position exists, then JPMorgan may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that JPMorgan so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(k) shall apply to any amount that is payable by JPMorgan to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that JPMorgan and each person subject to aggregation of Shares with JPMorgan under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by JPMorgan to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that JPMorgan and any person whose ownership position would be aggregated with that of JPMorgan (JPMorgan or any such person, a “JPMorgan Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by JPMorgan in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a JPMorgan Person, or could result in an adverse effect on a JPMorgan Person, under any Applicable Restriction, as determined by JPMorgan in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, JPMorgan may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform JPMorgan’s obligations in respect of the Transaction and any such designee may assume such obligations. JPMorgan shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to JPMorgan’s hedging activities hereunder, JPMorgan reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by JPMorgan on the Settlement Date for the Transaction, JPMorgan may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, JPMorgan will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related Settlement Averaging Period) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that JPMorgan will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that JPMorgan would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	if the Net Share Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Net Shares will be allocated among such Staggered Settlement Dates as specified by JPMorgan in the notice referred to in clause (i) above.

(g)	Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC, an affiliate of JPMorgan (“JPMLLC”), has acted solely as agent and not as principal with respect to the Transaction and (ii) JPMLLC has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the Transaction.

(h)	Additional Termination Events.

(i)	Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.02 of the Supplemental Indenture that results in an acceleration of the Convertible Notes pursuant to Section 6.03 of the Supplemental Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) JPMorgan shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii)

Promptly following, but in no event later than the fifth Exchange Business Day after, any repurchase and cancellation of Convertible Notes (whether pursuant to Article 3 of the Supplemental Indenture in connection with a Fundamental Change (as defined in the Supplemental Indenture) or otherwise), Counterparty shall notify JPMorgan in writing of such repurchase and cancellation and the aggregate principal amount of Convertible Notes so repurchased and cancelled (any such notice, a “Notes Repurchase Notice”). Notwithstanding anything to the contrary in this Confirmation, the receipt by JPMorgan from Counterparty of any Notes Repurchase Notice, within the applicable time period set forth in the preceding sentence, shall constitute an Additional Termination Event as provided in this Section 9(h)(ii). Upon receipt of any such Notes Repurchase Notice, JPMorgan shall designate an Exchange Business Day following receipt of such Notes Repurchase Notice (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for the repurchase of such Convertible Notes) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the aggregate principal amount of such Convertible Notes specified in such Repurchase Notice, divided by USD 1,000 minus the number of “Repurchase Options” (as defined in the Base Call Option Confirmation), if any, that relate to such

Convertible Notes and (B) the Number of Options as of the date JPMorgan designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction.

(iii)	Notwithstanding anything to the contrary in this Confirmation, the receipt by JPMorgan from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of Options that relate to Convertible Notes as to which additional Shares would be added to the Conversion Rate pursuant to Section 10.07 of the Supplemental Indenture in connection with a “Make-Whole Fundamental Change” (as defined in the Supplemental Indenture) shall constitute an Additional Termination Event as provided in this Section 9(h)(iii). Upon receipt of any such Notice of Exercise, JPMorgan shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for such Convertible Notes) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Make-Whole Conversion Options”) equal to the lesser of (A) the number of such Options specified in such Notice of Exercise minus the number of “Make-Whole Conversion Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes and (B) the Number of Options as of the date JPMorgan designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Conversion Options. Any payment hereunder with respect to such termination (the “Make-Whole Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Make-Whole Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 10.07 of the Supplemental Indenture); provided that, the amount of cash deliverable in respect of such early termination by JPMorgan to Counterparty shall not be greater than the excess of (x)(1) the number of Make-Whole Conversion Options multiplied by (2) the Conversion Rate (after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 10.07 of the Supplemental Indenture) multiplied by (3) a price per Share determined by the Calculation Agent over (y) the aggregate principal amount of such Convertible Notes, as determined by the Calculation Agent in a commercially reasonable manner. Counterparty may irrevocably elect, if so designated in its Notice of Exercise to JPMorgan as set forth above, to receive the Make-Whole Unwind Payment in Shares, in which case, in lieu of making such Make-Whole Unwind Payment as set forth above, JPMorgan shall deliver to Counterparty, within a commercially reasonable period of time after such designation as determined by JPMorgan (taking into account existing liquidity conditions and JPMorgan’s hedging and hedge unwind activity or settlement activity in connection with such delivery) a number of Shares equal to such Make-Whole Unwind Payment divided by a price per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner.

(i)	Amendments to Equity Definitions.

(i)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at JPMorgan’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “JPMorgan may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(j)	Setoff. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(k)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of the Transaction, an amount is payable by JPMorgan to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Counterparty may request JPMorgan to satisfy the Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not have the right to make such an election in the event of (I) a Nationalization, Insolvency or Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, (II) a Merger Event that is within Counterparty’s control, or (III) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, and the Event of Default or Termination Event resulted from an event or events within Counterparty’s control) and shall give irrevocable telephonic notice to JPMorgan, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable; provided that if Counterparty does not validly request JPMorgan to satisfy the Payment Obligation by the Share Termination Alternative, JPMorgan shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary.

Share Termination Alternative:	If applicable, JPMorgan shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.
Share Termination Delivery
Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.
Share Termination Unit Price:	The value to JPMorgan of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to JPMorgan at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to the Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(l)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of JPMorgan based on the advice of outside counsel, the Shares (“Hedge Shares”) acquired by JPMorgan for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by JPMorgan without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow JPMorgan to sell the Hedge Shares in a registered offering, make available to JPMorgan an effective registration statement under the Securities Act and enter into an agreement, in form and substance reasonably satisfactory to JPMorgan, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if JPMorgan, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; and provided, further that, JPMorgan has given Counterparty reasonable notice of its determination and provided Counterparty with reasonable opportunity to satisfy JPMorgan’s concerns; (ii) in order to allow JPMorgan to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to JPMorgan (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate JPMorgan for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from JPMorgan at the Relevant Price on such Exchange Business Days, and in the amounts, requested by JPMorgan. For the avoidance of doubt, under no circumstances shall Counterparty be obligated to make the election described in clause (iii) of the preceding sentence.

(n)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(o)	Right to Extend. JPMorgan may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by JPMorgan, with respect to some or all of the Options hereunder, if JPMorgan reasonably determines, in its reasonable discretion, that such action is reasonably necessary or appropriate to preserve JPMorgan’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable JPMorgan to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if JPMorgan were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to JPMorgan.

(p)	Status of Claims in Bankruptcy. JPMorgan acknowledges and agrees that this Confirmation is not intended to convey to JPMorgan rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit JPMorgan’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit JPMorgan’s rights in respect of any transactions other than the Transaction. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(q)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(r)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)	promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall give JPMorgan written notice of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated; and

(ii)	promptly following any adjustment to the Convertible Notes in connection with any Potential Adjustment Event or Merger Event, Counterparty shall give JPMorgan written notice of the details of such adjustment.

(s)	Early Unwind. In the event the sale of the “Option Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriter for any reason, or Counterparty fails to deliver to JPMorgan opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on September 20, 2010, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of JPMorgan and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of JPMorgan and Counterparty represent and acknowledge to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(t)	Payment by Counterparty. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to JPMorgan an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to JPMorgan, an amount calculated under Section 12.7 or Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities LLC, 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

        Very truly yours,

J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association

By:	/s/ Jason M. Wood
Authorized Signatory
Name:	Jason M. Wood
Managing Director

Accepted and confirmed as of the Trade Date:

Volcano Corporation

By:	/s/ John Dahldorf
Authorized Signatory
Name:	John Dahldorf